Exhibit 15.1

May 2, 2008

Big 5 Sporting Goods Corporation
El Segundo, California

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Big 5 Sporting Goods Corporation and subsidiaries for the three-month periods ended March 30, 2008 and April 1, 2007, as indicated in our report dated May 2, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is incorporated by reference in Registration Statement Nos. 333-149730 and 333-104898 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  DELOITTE & TOUCHE LLP

Los Angeles, California